Exhibit 10.4
Amendment No. 1 to

EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) made this 19th day of August, hereby amends that certain EMPLOYMENT AGREEMENT (the “Agreement”) dated January 19, 2007, by and between NILE PHARMACEUTICALS, INC., a Delaware corporation with principal executive offices at 2850 Telegraph Ave., Berkeley, CA 94704 (the “Company”), and MR. DARON EVANS, residing at 3029 Riverside Avenue, Jacksonville, FL 32205 (the“Executive”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

The Agreement is hereby amended as follows:

1.  Note Repayment Bonus. The Company shall pay to you a bonus (the “Performance Bonus”) in the amount of $64,969.41, which you agree to use to repay $47,785.00 to the Company, representing the principal amount and all accrued but unpaid interest on the Note described in Section 3(g) of the Agreement. The Company shall withhold all applicable taxes related to the Note Repayment Bonus.

2.  Performance Bonus.The Performance Bonus shall be amended to provide that the Executive shall be eligible to receive a proportionate share (based on the assigned weight of each of the Performance Milestones (as defined below) of $28,344 upon the successful completion of annual corporate or individual Performance Milestones at the “Realistic” metric. If Performance Milestones are achieved at the “Stretch” metric, the Company shall pay you a proportionate share of $38,344.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

NILE THERAPEUTICS, INC.

By:	/s/ Peter M. Strumph
Name:	Mr. Peter M. Strumph
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Daron Evans
Name:	Mr. Daron Evans